SUB-ITEM 77-E
LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities (collectively,
"Federated") have been
named as defendants in
several lawsuits, that
were consolidated into
a single action in the
United States District
Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving one of the
Federated-sponsored mutual
funds.  Without admitting
the validity of
any claim, Federated
reached a final settlement
with the Plaintiffs in
these cases in April 2011.

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